EXHIBIT 8

STRICTLY CONFIDENTIAL

February 27, 2023

IronNet Inc.
7900 Tysons One Pl, Suite 400
McLean, VA 22102

Attn: Scott Alridge, Chief Legal Officer

Re: Exclusivity Agreement Extension

Ladies and Gentlemen:

Reference is made to that certain letter agreement, dated December 28, 2022, by and between C5 Capital Holdings USA LP and IronNet, Inc. (as amended, restated, supplemented or otherwise modified from time to time, including the Exclusivity Agreement Extension letter dated February 3, 2023, the “Agreement”). Capitalized terms used but not defined herein shall have the meaning set forth in the Agreement.

The parties to the Agreement hereby agree, effective upon the Company’s receipt of an additional Bridge Financing payment of $2,250,000 on or prior to February 28, 2023, to extend the Expiration Date until 11:59 p.m. (Eastern Time) on March 14, 2023.

Except as otherwise expressly provided by this letter agreement, all of the other terms and conditions of the Agreement shall remain unchanged and shall continue in full force and effect in accordance with its terms.

This letter agreement shall be binding upon and inure solely to the benefit of each party hereto, and their successors and permitted assigns, and nothing in this letter agreement, express or implied, is intended to or shall confer upon any other person (other than the persons set forth above and their respective successors and permitted assigns) any rights, remedies, obligations or liabilities under or by reason of this letter agreement.

This letter agreement shall be governed by and construed in accordance with the Agreement, as modified hereby.

This letter agreement may be executed in one or more counterparts, and by the different parties in separate counterparts, each of which when executed shall be deemed to be an original, but all of which shall constitute one and the same agreement. This letter agreement may be executed and delivered by facsimile or other electronic transmission.

[Signature page follows]

Very truly yours,

C5 CAPITAL HOLDINGS USA LP

By:	/s/ Andre Pienaar
	Name:	Andre Pienaar
	Title:	Chief Executive Officer

Accepted and agreed as of the date first written above:

IRONNET, INC.

By:	/s/ Cameron Pforr
	Name:	Cameron Pforr
	Title:	Chief Financial Officer

[Signature Page – Exclusivity Extension]